Exhibit 10.1

EXECUTIVE CHANGE OF CONTROL AGREEMENT

THIS EXECUTIVE CHANGE OF CONTROL AGREEMENT (this “Agreement”) is entered into as of [date] (the “Effective Date”), by and between Atwood Oceanics, Inc., a Texas corporation (the “Company”), and [name] (the “Executive”). The parties agree as follows:

ARTICLE 1

PURPOSE AND TERM

1.1 Purpose. The Executive is currently an employee of the Company. The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company. Furthermore, the Company has determined that it is imperative (i) to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, (ii) to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and (iii) to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. In order to accomplish these objectives, and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby enter into this Agreement.

1.2 Term. This Agreement shall be effective as of the Effective Date, and shall remain in effect until the third anniversary of any written notice of termination of the Agreement provided to the Executive by the Company or, if earlier, the Executive’s termination of employment for any reason prior to a Change of Control (the “Term”). Notwithstanding the foregoing, if a Change of Control occurs during the Term, the Term shall end on the later of (i) the date that is two (2) years after the occurrence of the Change of Control, or (ii) the satisfaction of all obligations of the Company arising under this Agreement as a result of the Change of Control.

ARTICLE 2

DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

2.1 Annual Salary. For purposes of this Agreement, “Annual Salary” shall mean the annual rate of the Executive’s salary applicable as of the Date of Termination or, if higher, the annual rate of the Executive’s salary applicable immediately prior to the Change of Control of the Company.

2.2 Board. For purposes of this Agreement, “Board” shall mean the board of directors of the Company.

2.3 Cause. For purposes of this Agreement, “Cause” shall mean: (i) a material breach by the Executive of the duties, obligations and responsibilities of Executive’s position with the Company (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, or (ii) the conviction of the Executive of a felony involving moral turpitude.

2.4 Code. For purposes of this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5 Change of Control. For purposes of this Agreement, a “Change of Control” means each of the following:

(a) the acquisition after the Effective Date by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then outstanding capital stock of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (iv) any acquisition approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined) either prior to such acquisition or within five business days after the Company has notice of such acquisition, provided that, after such acquisition, such Person does not beneficial own more than 50% of the combined voting power of the Outstanding Company Voting Securities, or (v) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 2.5;

(b) the first day on which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election or appointment, or whose nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) the consummation of (x) a reorganization, share exchange or merger involving the Company or (y) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (other than by way of reorganization, share exchange or merger) to any Person other than a subsidiary of the Company (a transaction referred to in clause (x) or (y) is referred to as a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding capital stock entitled to vote generally in the election of directors (or comparable governing persons) of the Company or an entity that, as a result of such Business Combination, owns, directly or indirectly through one or more wholly owned subsidiaries, the Company or all or substantially all of its assets (the “Resulting Entity”; such capital stock is referred to as the “Outstanding Successor Voting Securities”), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the Resulting Entity and excluding any Person that beneficially owns 20% or more of the combined voting power of the Outstanding Company Voting Securities prior to such Business Combination, provided that such Person’s percentage ownership of the combined voting power of the Outstanding Successor Voting Securities does not increase as a result of such Business Combination) will beneficially own, directly or indirectly, 20% or more of the combined voting power of the then Outstanding Successor Voting Securities, and (C) at least a majority of the members of the board of directors (or comparable governing body) of the Resulting Entity were members of the Incumbent Board immediately prior to consummation of such Business Combination; or

(d) the adoption of a plan relating to the complete liquidation or dissolution of the Company.

2.6 Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the notice of termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the effective date of such termination pursuant to Section 2.8, (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iv) if the Executive voluntarily resigns other than for Good Reason pursuant to Section 2.8, the date on which the Executive notifies the Company of such resignation, (v) if the Executive’s employment is terminated by reason of death, the date of death of the Executive, or (vi) if the Executive’s employment is terminated by the Company due to Disability, the date thirty (30) days after the Company’s written notice to the Executive.

2.7 Disability. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

2.8 Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following occurring on or after the Change of Control, (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, in each case when compared to the Executive’s position, authority, duties or responsibilities immediately prior to the Change of Control; (ii) any failure by the Company to provide the Executive with the compensation and/or benefits to which Executive is entitled during employment with the Company, which compensation and/or benefits shall not be less, in the aggregate, than the Executive’s compensation and/or benefits prior to the Change of Control; (iii) the Company’s requiring the Executive to be based at any office or location outside the Greater Houston Statistical Metropolitan Area without the Executive’s consent and reasonable compensation for relocation expenses; (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or (v) any failure by the Company to comply with and satisfy Section 7.6 hereof, provided that such successor has received at least ten days, prior written notice from the Company or the Executive of the requirements of Section 7.6 hereof. Executive’s termination shall not be considered for “Good Reason” unless Executive’s termination of employment occurs within twenty-four (24) months after the first occurrence of the facts constituting Good Reason, Executive gave the Company detailed written notice of such facts within 90 days after their first occurrence, and the Company failed to cure such Good Reason within 30 days after it received such detailed written notice. For purposes of this Section 2.8, any good faith determination of “Good Reason” made by the Executive shall be conclusive.

2.9 Target Annual Bonus. For purposes of this Agreement, “Target Annual Bonus” shall mean the greater of (1) Executive’s target annual cash bonus opportunity, determined by the Board in its sole discretion, for the fiscal year in which the Date of Termination occurs or, if no target annual bonus has been established for the fiscal year in which the Date of Termination occurs, the target annual bonus for the preceding fiscal year or (2) Executive’s target annual cash bonus for the fiscal year in which the Change of Control of the Company occurs.

ARTICLE 3

TERMINATION AFTER CHANGE OF CONTROL

3.1 Termination Upon Death. If the Executive’s employment with the Company terminates due to death within twenty-four (24) months following a Change of Control of the Company, this Agreement shall terminate; provided, however, that in any such event, the Company shall pay to the Executive’s estate (i) in a lump sum within thirty (30) days of the Date of Termination, any portion of the Annual Salary and accrued but unused vacation that shall have been earned by the Executive prior to the termination but not yet paid; (ii) in lump sum on the sixtieth (60th) day after the Date of Termination, an amount equal to the product of the Executive’s Target Annual Bonus and a fraction, the numerator of which is the lesser of the number of days the Executive has been an employee of the Company or its affiliates during the fiscal year in which the Date of Termination occurs or the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; (iii) any benefits that have vested in the Executive as of the Date of Termination as a result of the Executive’s participation in any of the Company’s benefit plans; and (iv) any expenses with respect to which the Executive is entitled to reimbursement (collectively, the “Accrued Amounts”). In addition, Executive’s spouse and family, as applicable, shall be eligible for the Welfare Continuation Benefit described in Section 3.3(b) below.

3.2 Termination With Cause. The Company has the right, at any time, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive’s employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Company’s obligation to the Executive shall be limited solely to (i) the payment of any portion of the Annual Salary that shall have been earned by the Executive prior to the termination but not yet paid in a lump sum within thirty (30) days of the Date of Termination and (ii) any benefits that have vested in the Executive as of the Date of Termination as a result of the Executive’s participation in any of the Company’s benefit plans.

3.3 Termination by the Executive for Good Reason or by the Company Without Cause. The Company has the right, at any time, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive’s employment under this Agreement and discharge the Executive without Cause. If the Company terminates the Executive’s employment without Cause or the Executive terminates the Executive’s employment for Good Reason, provided that the foregoing terminations occur within twenty-four (24) months after a Change of Control of the Company (a “Qualifying Termination”), then the Company’s obligation to the Executive shall be limited solely to the following:

(a) Severance Payments. The Company shall pay the Executive:

(i) the Accrued Amounts (payable at the same time and in the same manner as set forth in Section 3.1); and

(ii) in lump sum on the sixtieth (60th) day after the Date of Termination, an amount equal to [applicable multiple] times the sum of (1) the Executive’s Annual Salary, plus (2) the Executive’s Target Annual Bonus.

(b) Extension of Medical Benefits. The Company shall provide to Executive and/or Executive’s spouse and family, as the case may be, continued participation in the welfare benefit plans, policies and programs in which Executive and/or Executive’s spouse or family, as the case may be, participated in immediately prior to the Date of Termination, but not less benefits, in the aggregate, than Executive and/or Executive’s spouse and family received immediately prior to the Change of Control, as if Executive’s employment had not terminated and at no cost to the Executive (the “Welfare Continuation Benefit”). The Welfare Continuation Benefit shall be provided for the period beginning on the Date of Termination and ending on the date that is twenty-four (24) months after the Date of Termination; provided, however, that during the period of the first six (6) months following Executive’s Separation from Service (as defined in Section 7.1(a), except in the case of health plan premiums or other medical benefits the payment of which would generally constitute deductible medical expenses under Section 213 of the Code, the Executive’s receipt of such benefits and coverages shall be at the Executive’s cost, paid to the Company by the Executive monthly in cash, and the Company shall reimburse the total amount of such cost paid by the Executive to him in a single cash payment as soon as administratively feasible following the end of such six-month period.

(c) Option Exercise. Any stock options held by the Executive as of the Change of Control of the Company that remain outstanding as of the Date of Termination may thereafter be exercised until the later of (A) the last date on which such stock options would be exercisable in the absence of this Section 3.3(c) or B the first anniversary of the Date of Termination. Notwithstanding the preceding sentence, in no event will any stock options remain exercisable later than the earlier of (i) the original expiration date of such stock options or (ii) the tenth anniversary of the original grant date for such stock options.

3.4 Termination by the Executive. Upon any termination of this Agreement by the Executive, except such termination as is deemed to be a Qualifying Termination under this Agreement, the Company’s obligation to the Executive shall be limited solely to the payment of the Accrued Amounts (at the same time and in the same manner as set forth in Section 3.1).

3.5 Termination upon Disability. If the Executive’s employment is terminated due to Disability and within twenty-four (24) months after a Change of Control of the Company, the Company’s obligation to the Executive shall be limited solely to the payment of the Accrued Amounts (at the same time and in the same manner as set forth in Section 3.1) and provision of the Welfare Continuation Benefit.

ARTICLE 4

PARACHUTE PAYMENTS

4.1 Parachute Payments. It is the objective of this Agreement to maximize the Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of Code. Therefore, in the event it is determined that any payment or benefit by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program or arrangement of the Company, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall first make a calculation under which such payments or benefits provided to the Executive under this Agreement are reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “4999 Limit”). The Company shall then compare (x) the Executive’s Net After-Tax Benefit assuming application of the 4999 Limit with (y) the Executive’s Net After-Tax Benefit without the application of the 4999 Limit and the Executive shall be entitled to the greater of (x) or (y). “Net After-Tax Benefit” shall mean the sum of (i) all payments and benefits which the Executive receives or is then entitled to receive from the Company, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Executive (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination of whether a payment or benefit constitutes an excess parachute payment shall be made by tax counsel selected by the Company and reasonably acceptable to the Executive. The costs of obtaining this determination shall be borne by the Company.

ARTICLE 5

CONFIDENTIALITY

5.1 Confidentiality. The Executive shall at all times hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 5.1 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

ARTICLE 6

INSURANCE

6.1 Insurance. The Company shall secure and maintain Director’s and Officer’s liability insurance covering Executive. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon the Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. The Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by completing, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

ARTICLE 7

OTHER PROVISIONS

7.1 Section 409A.

(a) Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto (“Separation from Service”).

(b) Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, any severance payments payable to Executive under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be A “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Executive (or Executive’s estate). The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). Notwithstanding anything in this Agreement to the contrary, to the extent the Company determines necessary to comply with the requirements of Section 409A of the Code with respect to any payment under this Agreement, no “Change of Control” shall be deemed to occur unless and until the event also satisfies the requirements of a “change in control event” within the meaning of Section 409A of the Code and applicable regulations. With respect to any of Executive’s awards of, or relating to, equity of the Company that are outstanding as of the Effective Date or are granted to Executive in the future (“Awards”), such Awards shall be administered in a manner that is either compliant with or exempt from the requirements of Section 409A of the Code, and the Change of Control definition applicable to such Awards shall, to the extent necessary to comply with Section 409A of the Code, be limited to an event that satisfies the requirements of a “change in control event” within the meaning of Section 409A of the Code and applicable regulations.

(c) Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(B) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

(d) In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement or in any Employer policy with respect to such payments, in- kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This Section 7.1(d) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by courier service, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed or sent by courier service, on the date of actual receipt thereof, as follows:

(1)	if to the Company, to:
Atwood Oceanics, Inc.
15835 Park Ten Place Drive
Houston, TX 77084
Attn: General Counsel

(2)	if to the Executive, to:

Any party may change its address for notice hereunder by notice to the other party hereto.

7.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (including but not limited to prior executive agreements), written or oral, with respect thereto. Notwithstanding the foregoing, this Agreement does not supersede the Atwood Oceanics, Inc. Restated Executive Life Insurance Plan (the “Executive Life Plan”), the Executive’s Salary Continuation Agreement under the Executive Life Plan, any indemnification agreements between Executive and the Company and any contrary terms under applicable Company equity incentive plans. The Executive acknowledges and agrees that the Executive shall not be entitled to participate in any Company severance plans, including, but not limited to, the Atwood Oceanics, Inc. Change of Control Severance Plan, and shall not be entitled to severance benefits except as provided in this Agreement.

7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) where the employment of the Executive shall be deemed, in part, to be performed. Enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Harris County, Texas.

7.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise.

7.7 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

7.9 No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

7.10 No Duty to Mitigate. The Executive shall have no obligation to mitigate damages suffered as a result of termination of the Executive’s employment with the Company. The provisions of this Section 7.10 shall survive termination of this Agreement.

7.11 Resolution of Disputes. If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company for any reason other than death, or (ii) in the event of any termination of employment by the Executive or determination of whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination by the Company was for Cause or Disability or that the determination by the

Executive of the existence of Good Reason was not made in good faith, as the case may be, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 3 as though such termination were by the Company without Cause and not for Disability or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section except upon receipt of an undertaking by or on behalf of the Executive and/or the Executive’s family or other beneficiaries, as the case may be, to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

7.12 Binding Agreement. Subject to Section 7.6, this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and the Executive’s legal representatives.

7.13 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation and any deductions authorized by Executive.

7.14 Attorney’s Fees and Costs. If the Company breaches any provision of this Agreement in any respect, then the Company shall reimburse or advance to the Executive the funds necessary for payment of costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any proceeding in advance of the final disposition of such proceeding incurred by the Executive in enforcing this Agreement, provided that the Executive shall be entitled to advancement of Executive’s costs and expenses only upon receipt by the Company of an undertaking, by or on behalf of the Executive, to repay any such amount so advanced if it shall ultimately be determined after the case is final and all appeals have been exhausted (or the election has been made not to file appeals) by a final judgment or award that the Company has obtained in its favor against all of Executive’s claims against the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

[NAME]

COMPANY

ATWOOD OCEANICS, INC.

By:
Name:
Title:

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